Exhibit 5.2

[Squire Patton Boggs (US) LLP Letterhead]

December 22, 2021

Truist Financial Corporation

214 N. Tryon Street

Charlotte, North Carolina 28202

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Truist Financial Corporation, a registered bank holding company that is subject to regulation under the Bank Holding Company Act of 1956, as amended, and is organized under the laws of the State of North Carolina (the “Company”), with respect to certain matters in connection with the registration by the Company, under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of (i) its senior and subordinated debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness (“Debt Securities”); (ii) shares of common stock, par value $5.00 per share, of the Company (“Common Stock”); (iii) shares of preferred stock, par value $5.00 per share, of the Company in one or more series (“Preferred Stock”); (iv) depositary shares representing fractional interests in Preferred Stock (“Depositary Shares”); (v) warrants representing rights to purchase Debt Securities (“Debt Warrants”); (vi) warrants representing rights to purchase Common Stock, Preferred Stock or Depositary Shares (“Equity Warrants”); (vii) contracts for the purchase of Common Stock, Preferred Stock or Depositary Shares (“Stock Purchase Contracts”) or units consisting of a Stock Purchase Contract and a beneficial interest in another security (“Stock Purchase Units”); and (viii) units consisting of any combination of the above (“Units”). The Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Debt Warrants, Equity Warrants, Stock Purchase Contracts, Stock Purchase Units and Units are collectively referred to herein as the “Securities.” The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements to the prospectus contained in the Company’s registration statement on Form S-3, as it may be amended from time to time (the “Registration Statement”), to which this opinion is an exhibit.

We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation and Bylaws of the Company, each as amended and restated; (ii) the resolutions of the Board of Directors of the Company adopted on October 26, 2021 (the “Resolutions”); (iii) the Senior Indenture, dated as of May 24, 1996 between the Company and U.S. Bank National Association as successor in interest to State Street Bank and Trust Company relating to senior debt securities of the Company, as amended by a First Supplemental Indenture, dated as of May 4, 2009 (as so amended, the “Senior Debt Indenture”); (iv) the Subordinated Indenture, dated as of May 24, 1996 between the Company and U.S. Bank National Association as successor in interest to State Street Bank and Trust Company relating to subordinated debt securities of the Company, as amended by a First Supplemental Indenture, dated as of December 23, 2003, a Second Supplemental Indenture, dated as of September 24, 2004 and a Third Supplemental Indenture, dated as of May 4, 2009 (as so amended, the “Subordinated Debt Indenture” and, collectively with the Senior Debt Indenture, the “Indentures”); and (v) such other certificates, instruments and documents as we have considered appropriate for purposes of the opinions hereafter expressed. In rendering this opinion, we have relied upon certificates of public officials and officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

Truist Financial Corporation

December 22, 2021

In connection with such review, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) have become effective and will continue to be effective at the time of the offer or sale of any Securities; (ii) a prospectus supplement and, if necessary, a pricing supplement, will have been prepared and filed with the Securities and Exchange Commission describing any Securities offered thereby; (iii) all Securities will be issued and sold in the manner stated in the Registration Statement and the applicable prospectus supplement and, if necessary, the applicable pricing supplement; (iv) each Indenture was duly authorized, validly executed and delivered by U.S. Bank National Association or State Street Bank and Trust Company as predecessor to U.S. Bank National Association; (v) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (vi) Securities issuable upon conversion, exchange or exercise of any Securities being offered will have been duly authorized, established (if appropriate) and reserved for issuance upon such conversion, exchange or exercise (if appropriate); (vii) the genuineness of all signatures and the legal competence of all signatories; (viii) the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; and (ix) the proper issuance and accuracy of certificates of public officials and officers and agents of the Company.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:

1.

When (a) the terms of any Debt Securities and of their issuance and sale have been duly established by an officer of the Company, duly authorized by the board of directors to take such action and in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (b) such Debt Securities have been duly executed and authenticated in accordance with the applicable Indenture and issued and sold as contemplated by the Registration Statement and any prospectus and pricing supplements relating thereto, or when issued upon valid exercise of Debt Warrants that have been duly authorized by all requisite corporate action and validly issued, then such Debt Securities will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms.

2.

When (a) the board of directors of the Company (or a duly authorized committee thereof or a senior executive officer) has taken all necessary corporate action to approve a warrant agreement relating to the Debt Warrants (the “Debt Warrant Agreement”); (b) the Debt Warrant Agreement has been duly executed and delivered; (c) the terms of the Debt Warrants and of their issuance and sale have been duly established in conformity with the Debt Warrant Agreement relating to such Debt Warrants so as not to violate any applicable law or result in default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (d) the Debt Warrants have been duly executed and countersigned in accordance with the Debt Warrant Agreement relating to such Debt Warrants, and issued and sold for valid consideration in the form and in the manner contemplated in the Registration Statement and any prospectus and pricing supplements relating thereto, then such Debt Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

Truist Financial Corporation

December 22, 2021

3.

When (a) the board of directors of the Company (or a duly authorized committee thereof or a senior executive officer) has taken all necessary corporate action to approve a warrant agreement relating to the Equity Warrants (the “Equity Warrant Agreement”); (b) the Equity Warrant Agreement has been duly executed and delivered; (c) the terms of the Equity Warrants and of their issuance and sale have been duly established in conformity with the Equity Warrant Agreement relating to such Equity Warrants so as not to violate any applicable law or result in default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (d) the Equity Warrants have been duly executed and countersigned in accordance with the Equity Warrant Agreement relating to such Equity Warrants, and issued and sold for valid consideration in the form and in the manner contemplated in the Registration Statement and any prospectus and pricing supplements relating thereto, then such Equity Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

4.

When (a) the board of directors of the Company (or a duly authorized committee thereof or a senior executive officer) has taken all necessary corporate action to approve the issuance and sale of Stock Purchase Contracts or Stock Purchase Units; (b) the terms of such Stock Purchase Contracts or Stock Purchase Units and of their issuance have been duly established so as not to violate any applicable law or result in default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (c) such Stock Purchase Contracts or Stock Purchase Units have been issued and sold against payment of the purchase price therefore as contemplated in the Registration Statement and any prospectus and pricing supplements; and (d) any related pledge agreement has been duly authorized, executed and delivered by the parties thereto, then the Stock Purchase Contract or Stock Purchase Units will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

5.

When (a) the board of directors of the Company (or a duly authorized committee thereof or a senior executive officer) has taken all necessary corporate action to approve the issuance of Units; (b) the terms of the Units and of their issuance have been duly established so as not to violate any applicable law or result in default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (c) the Units have been issued in the form and in the manner contemplated in the Registration Statement and any prospectus and pricing supplements relating thereto, then such Units will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

Our opinions expressed herein are subject to the following qualifications and exceptions:

a.

Our opinions expressed herein are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law) and (iii) insofar as they relate to indemnification provisions, the effect of federal and state securities laws and public policy relating thereto.

Truist Financial Corporation

December 22, 2021

b.

In rendering the opinions expressed herein, we have assumed that, at the time of the authentication and delivery of a series of Securities, the Resolutions referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities, the Registration Statement will have been declared effective by the Commission and will continue to be effective, none of the particular terms of a series of Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

c.

As of the date of this opinion, a judgment for money in an action based on a debt security denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion into United States dollars of the foreign currency or currency unit in which a particular debt security is denominated will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a debt security would be required to render such judgment in the foreign currency or currency unit in which such debt security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

This opinion is limited to the laws of the State of New York and the laws of the United States of America that are, in our experience, normally applicable to the transactions of the type provided for in the Registration Statement, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We understand that you have received opinions regarding the Common Stock, Preferred Stock, Depositary Shares and other matters of North Carolina law from Ellen M. Fitzsimmons, Senior Executive Vice President, Chief Legal Officer, Head of Public Affairs and Corporate Secretary of the Company, and Keith L. Thornton, Deputy General Counsel — Corporate and Employment of the Company, separately provided to you on even date herewith. We express no opinion with respect to the matters contained in such opinions.

This opinion is delivered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Validity of Securities.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP